SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)





                              YOUNG & RUBICAM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    987425105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 12, 1999
             (Date of Event Which Requires Filing of This Statement)



Check  the  appropriate  box to  designate  the rule  pursuant  to which  this
Schedule is filed:

                [   ]  Rule 13d-1(b)

                [   ]  Rule 13d-(c)

                [ X ]  Rule 13d-1(d)

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 2 of 10 Pages
--------------------------                      --------------------------------


--------------------------------------------------------------------------------
     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              HELLMAN & FRIEDMAN CAPITAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              CALIFORNIA
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
                         -0-
    NUMBER OF      ------------------------------------------------------------
                   6     SHARED VOTING POWER
     SHARES              14,074,913

  BENEFICIALLY     ------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
      OWNED              -0-

     BY EACH       ------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    REPORTING            14,074,913

   PERSON WITH
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   14,074,913
-------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                   [  ]
--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   20.8%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON
                   PN
--------------------------------------------------------------------------------

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 3 of 10 Pages
--------------------------                      --------------------------------

--------------------------------------------------------------------------------
     1             NAMES OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   H&F ORCHARD PARTNERS III, L.P.
--------------------------------------------------------------------------------
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------
     3             SEC USE ONLY

--------------------------------------------------------------------------------
     4             CITIZENSHIP OR PLACE OF ORGANIZATION
                   CALIFORNIA
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
                         -0-
    NUMBER OF
                   -------------------------------------------------------------
     SHARES        6     SHARED VOTING POWER
                         1,024,967
  BENEFICIALLY     -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
      OWNED              -0-

     BY EACH       -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    REPORTING            1,024,967

   PERSON WITH
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,024,967
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                   [  ]
--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.6%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON
                   PN
--------------------------------------------------------------------------------

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 4 of 10 Pages
--------------------------                      --------------------------------

--------------------------------------------------------------------------------
     1             NAMES OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   H&F INTERNATIONAL PARTNERS III, L.P.
--------------------------------------------------------------------------------
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------
     3             SEC USE ONLY

--------------------------------------------------------------------------------
     4             CITIZENSHIP OR PLACE OF ORGANIZATION
                   CALIFORNIA
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
                         -0-
    NUMBER OF      -------------------------------------------------------------
                   6     SHARED VOTING POWER
     SHARES              307,028

  BENEFICIALLY     -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
      OWNED              -0-

     BY EACH       -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    REPORTING            307,028

   PERSON WITH
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   307,028
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                   [  ]
--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   .5%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON
                   PN
--------------------------------------------------------------------------------

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 5 of 10 Pages
--------------------------                      --------------------------------

--------------------------------------------------------------------------------
     1             NAMES OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   H&F INVESTORS III, INC.
--------------------------------------------------------------------------------
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------
     3             SEC USE ONLY

--------------------------------------------------------------------------------
     4             CITIZENSHIP OR PLACE OF ORGANIZATION
                   CALIFORNIA
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
                         -0-
    NUMBER OF      -------------------------------------------------------------
                   6     SHARED VOTING POWER
     SHARES              15,406,908

  BENEFICIALLY     -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
      OWNED              -0-

     BY EACH       -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    REPORTING            15,406,908

   PERSON WITH
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,406,908
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                   [  ]
--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.7%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON
                   CO
--------------------------------------------------------------------------------

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 6 of 10 Pages
--------------------------                      --------------------------------

--------------------------------------------------------------------------------
     1             NAMES OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   F. WARREN HELLMAN
--------------------------------------------------------------------------------
     2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------
     3             SEC USE ONLY

--------------------------------------------------------------------------------
     4             CITIZENSHIP OR PLACE OF ORGANIZATION
                   UNITED STATES
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
                         -0-
    NUMBER OF      -------------------------------------------------------------
                   6     SHARED VOTING POWER
     SHARES              15,406,908

  BENEFICIALLY     -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
      OWNED              -0-

     BY EACH       -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    REPORTING            15,406,908

   PERSON WITH
--------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,406,908
--------------------------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES                                                   [  ]
--------------------------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.7%
--------------------------------------------------------------------------------
       12          TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 7 of 10 Pages
--------------------------                      --------------------------------

ITEM 1(A):    NAME OF ISSUER:

              Young & Rubicam Inc. ("Y&R")


ITEM 1(B):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              285 Madison Avenue
              New York, New York 10017


ITEM 2(A):    NAMES OF PERSONS FILING:

              This statement is filed on behalf of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership (collectively, the "H&F Investors"), H&F Investors III, Inc., a California C corporation ("H&F Inc.") and F. Warren Hellman.

              The H&F Investors are the direct owners of the Shares (as defined below). The sole general partner of the H&F Investors is H&F Investors III, a California general partnership. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., a California limited partnership, and the managing general partner of Hellman & Friedman Associates III, L.P. is H&F Inc. The sole shareholder of H&F Inc. is The Hellman Family Revocable Trust (the "Trust"). Mr. F. Warren Hellman is a director of H&F Inc. and a trustee of the Trust. The investment decisions of H&F Inc. are made by an executive committee, of which Mr. Hellman is a voting member. The executive committee indirectly exercises sole voting and investment power with respect to the Shares held by the H&F Investors. As a member of the executive committee, Mr. Hellman could be deemed to beneficially own such shares, but disclaims such beneficial ownership except to the extent of his indirect pecuniary interest in such shares.


ITEM 2(B):    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The principal business office of each Reporting Person is One Maritime Plaza, 12th Floor, San Francisco, California 94111.

ITEM 2(C):    CITIZENSHIP:

              Each of the H&F Investors is a California limited partnership. H&F Inc. is a California C corporation. F. Warren Hellman is a United States citizen.


ITEM 2(D):    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.01 per share (the "Shares").


ITEM 2(E):    CUSIP NUMBER:

              987425105

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 8 of 10 Pages
--------------------------                      --------------------------------

              ITEM 3 : IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a)[ ]Broker or dealer registered under Section 15 of the Exchange Act.

              (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c)[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d)[ ] Investment company registered under Section 8 of the Investment Company Act.

              (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

              (f)[ ]An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

              (g)[ ] A Parent holding company or control person in accordance with Rule 13d-1(b)1(ii)(G).

              (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

              (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

              (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this
              box.                                                          [  ]

ITEM 4:       OWNERSHIP.


     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

              (a)  Amount beneficially owned:

                   See response to item 9 on pages 2-6 with respect to each filing person.

              (b) Percent of Class:

                  See response to item 11 on pages 2-6 with respect to each filing person.

              (c)  Number of shares as to which such person has

                   (i)  Sole power to vote or direct the vote:

                   See response to item 5 on pages 2-6 with respect to each filing person.

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 9 of 10 Pages
--------------------------                      --------------------------------

                   (ii) Shared power to vote or direct the vote:

                   See response to item 6 on pages 2-6 with respect to each filing person.


                   (iii) Sole power to dispose or direct the disposition of:

                   See response to item 7 on pages 2-6 with respect to each filing person.


                   (iv)  Shared power to dispose or direct the disposition of:

                   See response to item 8 on pages 2-6 with respect to each filing person.


 ITEM 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6:       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.


 ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.


 ITEM 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.


 ITEM 9:      NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

 ITEM 10:     CERTIFICATIONS.

              Not applicable.

--------------------------                      --------------------------------
                                   13G
   CUSIP NO. 987425105                                 Page 10 of 10 Pages
--------------------------                      --------------------------------

                                   SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  February 12, 1999

                                      H&F INVESTORS III, INC.

                                      By:/s/ Georgia Lee
                                         Name:  Georgia Lee
                                         Title: Vice President

                     AGREEMENT WITH RESPECT TO SCHEDULE 13G


              The undersigned hereby agree that any Statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to securities of Young & Rubicam Inc., a Delaware corporation may be filed by any of the undersigned on behalf of all of the undersigned.

              IN WITNESS WHEREOF, the undersigned have caused the Agreement to be executed in counterparts by their duly authorized signatories as of this 12th day of February, 1999.




                                      HELLMAN & FRIEDMAN CAPITAL
                                      PARTNERS III, L.P.

                                      By its General Partner,
                                       H&F Investors III

                                      By its Managing General Partner,
                                       Hellman & Friedman Associates III, L.P.

                                      By its Managing General Partner,
                                       H&F Investors III, Inc.

                                      By:/s/ Georgia Lee
                                         Name:  Georgia Lee
                                         Title: Vice President




                                      H&F ORCHARD PARTNERS III, L.P.

                                      By its General Partner,
                                       H&F Investors III

                                      By its Managing General Partner,
                                       Hellman & Friedman Associates III, L.P.

                                      By its Managing General Partner,
                                       H&F Investors III, Inc.

                                      By:/s/ Georgia Lee
                                         Name:  Georgia Lee
                                         Title: Vice President

                                      H&F INTERNATIONAL PARTNERS III, L.P.

                                      By its General Partner,
                                        H&F Investors III

                                      By its Managing General Partner,
                                        Hellman & Friedman Associates III, L.P.

                                      By its Managing General Partner,
                                        H&F Investors III, Inc.

                                      By:/s/ Georgia Lee
                                         Name:  Georgia Lee
                                         Title: Vice President





                                      H&F INVESTORS III, INC.

                                      By:/s/ Georgia Lee
                                         Name:  Georgia Lee
                                         Title: Vice President


                                         /s/ F. Warren Hellman
                                             F. Warren Hellman